Exhibit 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of December 9, 2009, by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”), and GIGOPTIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant (as successor by merger to GigOptix LLC, an Idaho limited liability company, formerly known as iTerra Communications LLC, an Idaho limited liability company) are parties to that certain lease dated March 21, 2005, as previously amended by that certain Commencement Letter dated August 11, 2005 and that certain First Amendment dated January 26, 2009 (the “First Amendment”) (as amended, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 9,414 rentable square feet (the “Existing Premises”) currently described as Suite No. 100 on the 1st floor of the building commonly known as 2400 Building located at 2400 Geng Road, Palo Alto, California (the “Building”).

B.

The Lease will expire by its terms on December 31, 2013. The parties wish to accelerate the expiration date of the Lease, with respect to the portion of the Existing Premises containing approximately 5,762 rentable square feet described as a portion of Suite No. 100 (which portion shall retain the designation as Suite 100) on the 1st floor of the Building and shown on Exhibit A attached hereto (the “Reduction Space”) only, on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Reduction.

1.1.	Reduction Space Expiration Date. Subject to the provisions hereof, the term of the Lease shall expire, with respect to the Reduction Space only, on December 31, 2009 (the “Reduction Space Expiration Date”) with the same force and effect as if such term were, by the provisions thereof, fixed to expire on the Reduction Space Expiration Date with respect to the Reduction Space, except as provided herein. Without limiting the foregoing, (a) the portion of the Base Rent schedule set forth in Section 2 of the First Amendment that applies to the Reduction Space during the period following the Reduction Space Expiration Date is hereby deleted from the Lease; and (b) Tenant shall surrender the Reduction Space to Landlord in accordance with the terms of the Lease on or before the Reduction Space Expiration Date. From and after the date immediately following the Reduction Space Expiration Date (the “Reduction Effective Date”), the Premises shall consist solely of the Existing Premises less the Reduction Space (the “Balance of the Existing Premises”) and shall be deemed to contain 3,652 rentable square feet. The Balance of the Existing Premises shall be designated as Suite 110.

1.2.	[Intentionally Omitted.]

1.3.	Holding Over. If Tenant fails to surrender any portion of the Reduction Space on or before the Reduction Space Expiration Date, Tenant’s tenancy with respect to the Reduction Space shall be subject to Section 22 of the Lease.

1.4.	Demising Work. Landlord, at Landlord’s sole cost, shall cause the following work to be performed, using Building standard methods and materials: (a) installation of a demising wall between the Reduction Space and the Balance of the Existing Premises, including studs and dry wall ready for finish on the side of the Balance of the Existing Premises, (b) splitting of the HVAC system and lighting serving the Premises as required, as reasonably determined by Landlord, (c) ceiling grid cut and repair as required, as reasonably determined by Landlord, and (d) installation of new Building standard egress from the Balance of the Existing Premises, as shown on Exhibit B attached hereto. Tenant shall be responsible, at Tenant’s sole cost (subject to the Work Letter attached hereto as Exhibit C) for all finishes in connection with the Demising Work within the Premises. Tenant acknowledges and agrees that the Demising Work may be performed during Building Service Hours after the Reduction Effective Date. Landlord and Tenant shall cooperate with each other in order to enable the Demising Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding anything contrary provision of this Amendment, any delay in the completion of the Demising Work or inconvenience suffered by Tenant during the performance of the Demising Work shall not delay the Reduction Effective Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease, as amended.

2.	Rent Following Reduction.

2.1.	Base Rent. With respect to the Balance of the Existing Premises from and after the Reduction Effective Date, the schedule of Base Rent shall be as follows:

Period	Annual Rate Per Square Foot	Monthly Base Rent
1/1/10 – 12/31/10	$18.00	$5,478.00
1/1/11 – 12/31/11	$19.80	$6,025.80
1/1/12 – 12/31/12	$21.60	$6,573.60
1/1/13 – 12/31/13	$23.76	$7,230.96

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

2.2.	Tenant’s Pro Rata Share. With respect to the Balance of the Existing Premises from and after the Reduction Effective Date, Tenant’s Pro Rata Share shall be 7.4163%.

2.3.	Expenses and Taxes. With respect to the Balance of the Existing Premises from and after the Reduction Effective Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease.

2.4	Abatement. The sentence of Section 2 of the First Amendment immediately following the Base Rent table is hereby deleted and replaced with:

“Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $5,478.00 per month, for the months of January 2010, February 2010 and March 2010.”

3.	Security Deposit. Effective as of the date of this Amendment, the Security Deposit required under the Lease is hereby reduced to $10,000.00. If (a) as of the date on which this Amendment is fully executed and delivered, Landlord holds at least $30,000.00 as the unapplied Security Deposit under the Lease (“Existing Security”), and (b) Landlord and Tenant have entered into the New Lease (defined in Section 7.1 below) and the New Lease requires a security deposit of $20,000.00, then, provided that Tenant is not then in default beyond any applicable cure period under the Lease, as amended, effective as of the later of the date of full execution and delivery of this Amendment or of the full execution and delivery of the New Lease, a portion of the Existing Security in the amount of $20,000.00 automatically shall be deemed to be held by Landlord as the “Security Deposit” under the New Lease and subject to the terms and provisions thereof, and Landlord shall have no obligation to return such portion of the Existing Security to Tenant under the Lease (as amended). If the conditions set forth in clauses (a) and (b) above are not satisfied, subject to the Contingency set forth in Section 7.1 below and provided Tenant is not then in default under the Lease (as amended) beyond any applicable cure period, Landlord shall return any unapplied portion of the Security Deposit held by Landlord under the Lease in excess of $10,000.00 within 45 days following the date of full execution and delivery of this Amendment.

4.	Representations. Tenant represents and warrants that, as of the date hereof and the Reduction Space Expiration Date: (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not subleased the Reduction Space or made any disposition, assignment or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Reduction Space; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Reduction Space which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

5.	[Intentionally Omitted]

6.	Confidentiality. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity other than its attorneys, accountants or advisors without obtaining the express written consent of Landlord, unless required by legal process or to the extent such information is already in the public domain.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1	Contingency. Landlord and Tenant are currently negotiating a new lease between Landlord, as landlord, and Tenant, as tenant, for approximately 13,457 rentable square feet in the building located at 2300 Geng Road in Palo Alto, California (the “New Lease”). If Landlord and Tenant have not entered into the New Lease on or prior to the date that is one (1) business day after the date of full execution and delivery of this Amendment (“Contingency Date”), this Amendment shall be of no force or effect and the Lease shall continue as though this Amendment had never been executed.

7.2	Default. Clause (g) of the first sentence of Section 18 of the Lease is hereby deleted and replaced with the following:

“(g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord or an affiliate of Landlord at the Building or another building within the project in which the Building is located, including, without limitation, the New Lease.”

7.3	Parking. Effective as of the Reduction Effective Date, the number of unreserved parking spaces to which Tenant is entitled under Exhibit G to the Lease is hereby reduced to twelve (12).

7.4	Signage. Throughout Sections 1 (Building Monument Signage) and 2 (Street Monument Signage) of Exhibit F to the Lease, the phrase “8,982 rentable square feet” is hereby deleted and replaced with “3,652 rentable square feet”.

7.5	Improvements to Premises. Landlord shall perform improvements to the Balance of the Existing Premises in accordance with the Work Letter attached hereto as Exhibit C.

8.	Right of First Offer.

8.1

Grant of Option; Conditions. Tenant shall have an ongoing right of first offer (“Right of First Offer”) with respect to each the following suites (and with respect to each portion of each such suite) (each such suite or portion thereof, a “Potential Offering Space”): (i) the 6,263 rentable square feet known as Suite No. 120 on the 1st floor of the Building shown on the demising plan attached to this Amendment as Exhibit D (“Suite 120”), and (ii) the 5,762 rentable square feet referred to herein as the Reduction Space, which shall be designated as Suite No. 100, on the 1st floor of the Building shown on the demising plan attached to this Amendment as Exhibit D (“Suite 100”). Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that any Potential Offering Space has become Available (defined below), but before leasing such Potential Offering Space to a third party, Landlord shall provide Tenant with written notice (the “Advice”) advising Tenant of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) except for Suite 100, if such Potential Offering Space is not under lease to a third party as of the date of mutual execution and delivery of the Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; (ii) if such Potential Offering Space is under lease to a third party as of the date of mutual execution and delivery of the Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has determined that the third-party tenant of such Potential Offering Space, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space; and (iii) with respect to Suite 100 (or any portion thereof) only, such Potential Offering Space shall be deemed to become Available when Landlord has determined that the first third-party tenant of such Potential Offering Space to lease such Potential Offering Space following the Reduction Effective Date, and any occupant of such Potential Offering Space claiming under such third-party tenant, will not extend or renew the term of its lease, or enter into a new lease, for such Potential Offering Space. Tenant may lease any Offering Space in its entirety only, under the terms set forth in the

Advice, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within ten (10) days after the date of the Advice, except that Tenant shall have no Right of First Offer and Landlord shall not be required to provide Tenant with an Advice with respect to any Potential Offering Space, if:

8.1.1	Tenant is in default under the Lease (as amended) beyond any applicable cure period when Landlord would otherwise deliver the Advice; or

8.1.2	the Premises is sublet (other than pursuant to a Permitted Transfer) at the time Landlord would otherwise deliver the Advice; or

8.1.3	the Lease, as amended, has been assigned (other than pursuant to a Permitted Transfer) before the date Landlord on which would otherwise deliver the Advice; or

8.1.4.	Tenant is not occupying the Premises on the date on which Landlord would otherwise deliver the Advice.

8.2	Terms for Offering Space.

8.2.1	The Term for the Offering Space shall commence on the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space.

8.2.2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

8.2.3.	The Offering Space (including improvements and personality, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

8.3	Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the earlier to occur of: (i) December 31, 2012 (unless Tenant has exercised its Extension Option (defined in Section 6.12 of the First Amendment) and either Tenant has delivered a Binding Notice (defined in Section 6.12(C) of the First Amendment) or Landlord and Tenant have otherwise timely agreed upon the Prevailing Market (defined in Section 6.12(C) of the First Amendment) rate for the Premises during the Second Extension Term (defined in Section 6.12(A) of the First Amendment), in either case pursuant to Section 6.12 of the First Amendment, in which event the date shall be December 31, 2017; (ii) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space (or any larger Potential Offering Space containing such Potential Offering Space) within the ten (10) day period provided in Section 8.1 above; and (iii) the date Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section 8.1 above. In addition, if Landlord provides Tenant with an Advice for any Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other Potential Offering Space (such other Potential Offering Space subject to such expansion rights is referred to herein as an “Encumbered Potential Offering Space”) and Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to the Advice, Tenant’s Right of First Offer with respect to the Encumbered Potential Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.

8.4	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

8.5	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Palo Alto, California area under leases and renewal and expansion amendments being entered into at or about the tune that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

8.6	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or project in which the Building is located existing on the date hereof.

9.	Miscellaneous.

9.1.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

9.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

9.5.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company

By:
Name:	Kenneth Young
Title:	Vice President - Leasing

TENANT:

GIGOPTIX, INC. a Delaware corporation

By:
Name:	Avi Katz
Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF REDUCTION SPACE

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EXHIBIT B

DEPICTION OF DEMISING WORK

[to be attached]

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EXHIBIT C

WORK LETTER

As used in this Exhibit C (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the amendment of which this Work Letter is a part. “Premises” means the Balance of the Existing Premises. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $25,000.00 to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. If any portion of the Allowance remains after the Allowance Items have been fully paid for, Landlord, upon Tenant’s request, shall disburse such portion of the Allowance (the “Excess Allowance”) to Tenant, to be applied (as specified in Tenant’s request), toward (i) the reasonable costs of furniture or typical office equipment purchased by Tenant for use in the Premises during the Term (“FF&E Costs”), which furniture and/or equipment shall be Tenant’s Property under the Lease, within 30 days after receiving paid invoices from Tenant with respect to such FF&E Costs, (ii) the cost of moving Tenant’s furniture, equipment and/or other personal property into the Premises (“Moving Costs”), within 30 days after receiving paid invoices from Tenant with respect to such Moving Costs, (iii) the cost of installing data or telecommunications cabling in the Premises (“Cabling Costs”), within 30 days after receiving paid invoices from Tenant with respect to such Cabling Costs, (iv) the installment(s) of Base Rent next due and payable under the Lease, as amended, or (v) provided Landlord is then the landlord under the New Lease, towards any “Allowance Items”, “FF&E Costs”, “Moving Costs” or “Cabling Costs” under the New Lease (as defined in Section 7.1 of the Agreement), to the extent defined in and provided for in the New Lease. Notwithstanding the foregoing, if Tenant fails to use the entire Allowance (including any Excess Allowance) by October 31, 2010, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto. Notwithstanding any provision in this Work Letter or the New Lease to the contrary, in no event shall Landlord’s collective allowance payment/application obligations pursuant to this Work Letter and the “Work Letter” attached to the New Lease, if any, exceed $100,000.00.

1.2 Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below); (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2	PLANS.

2.1 Selection of Architect/Plans. Landlord shall retain the architect/space planner (the “Architect”) and the engineering consultants (the “Engineers”) of Landlord’s choice to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers shall be referred to in this Work Letter as the “Plans.” Tenant shall be responsible for ensuring that all elements of the design of the Plans are suitable for Tenant’s use of the Premises, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. Landlord shall cause the Architect and the Engineers to use the Required Level of Care (defined below) to cause the Plans to comply with Law; provided, however, that Tenant, not Landlord, shall be responsible for any violation of Law by the Plans resulting from Tenant’s use of the Premises for other than general office purposes. Tenant acknowledges and agrees that if Landlord breaches its obligations under the preceding sentence, any resulting obligation of Landlord to pay (outside the Allowance) for any alteration to the

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Premises required by Law shall be limited to the excess, if any, of the sum of the cost of such alteration plus the cost of the Tenant Improvement Work performed pursuant to the Approved Construction Drawings (defined in Section 2.5 below) over the amount that it would have cost to perform the Tenant Improvement Work pursuant to the Approved Construction Drawings if the Approved Construction Drawings had complied with Law. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause drawings and specifications to comply with Law where such drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Tenant shall be responsible for ensuring that the Plans comply with Law to the extent Landlord is not expressly so responsible under this Section 2.1, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (the “Responsible Party”) is responsible under this Section 2.1 for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

2.2 Initial Programming Information. Tenant shall furnish to Landlord all information necessary in the judgment of Landlord, the Architect and the Engineers for the preparation of a conceptual space plan for the Premises (a “Space Plan”), including layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, the number and sizes of workstations, number and size of kitchen, copy, reception and storage areas (collectively, the “Initial Programming Information”). The Initial Programming Information shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the “Landlord Requirements”) and shall otherwise be subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Initial Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Initial Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Initial Programming Information, Tenant shall modify the Initial Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Initial Programming Information.

2.3 Space Plan. After approving the Initial Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant a Space Plan that conforms to the Initial Programming Information. Such preparation and delivery shall occur within 10 business days after the later of Landlord’s approval of the Initial Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Space Plan by notice to Landlord. If Tenant disapproves the Space Plan, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Space Plan. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Space Plan, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Space Plan that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Space Plan to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Space Plan.

2.4 Additional Programming Information. After approving the Space Plan, Tenant shall furnish to Landlord all information that, together with the Space Plan, is necessary in the judgment of Landlord, the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (the “Construction Drawings”), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the “Additional Programming Information”). The Additional Programming Information shall be consistent with the Landlord Requirements and shall otherwise be subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information.

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2.5 Construction Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the approved Space Plan and the approved Additional Programming Information. Such preparation and delivery shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Construction Drawings by notice to Landlord. If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings. The Construction Drawings approved by Landlord and Tenant are referred to in this Work Letter as the “Approved Construction Drawings”.

2.6 Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, obtain the permits for the Tenant Improvement Work and approve the Cost Proposal (defined in Section 3.2 below) as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, Tenant shall cause the Pricing Completion Date (defined below) to occur on or before the Pricing Due Date (defined below). As used in this Work Letter, “Pricing Completion Date” means the date on which Tenant approves the Cost Proposal pursuant to Section 3.2 below. As used in this Work Letter, “Pricing Due Date” means June 30, 2010; provided, however, that the Pricing Due Date shall be extended by one day for each day, if any, by which the Pricing Completion Date is delayed by any failure of Landlord to comply with its obligations under this Section 2 or Sections 3.2 or 3.3.3 below.

3	CONSTRUCTION.

3.1 Contractor. A contractor designated by Landlord (the “Contractor”) shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

3.2 Cost Proposal. Within 10 business days after the Approved Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate (the “Cost Proposal”) of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings. Tenant shall provide Landlord with notice approving or disapproving the Cost Proposal. If Tenant disapproves the Cost Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Cost Proposal, and Landlord shall respond as required under Section 3.3.3 below. Such procedure shall be repeated as necessary until the Cost Proposal is approved by Tenant. Upon Tenant’s approval of the Cost Proposal, Landlord may purchase the items set forth in the Cost Proposal and commence construction relating to such items.

3.3 Construction.

3.3.1 Over-Allowance Amount. If the Cost Proposal exceeds the Allowance, then, concurrently with its delivery to Landlord of approval of the Cost Proposal, Tenant shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after the Cost Proposal is approved by Tenant, any revision is made to the Approved Construction Drawings or the Tenant Improvement Work that increases the Cost Proposal, or if the Cost Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request.

3.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction

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Drawings. In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 1% of the cost of the Tenant Improvement Work, not to exceed a total Coordination Fee of $2,500.00 (the “Coordination Fee Cap”); provided that the Coordination Fee Cap under this Work Letter shall be reduced by any “Coordination Fee” paid by Tenant pursuant to the “Work Letter” attached to the New Lease, such that Tenant shall not be required to pay in excess of $2,500.00 in “Coordination Fees” collectively pursuant to this Work Letter and the “Work Letter” attached to the New Lease. The Coordination Fee shall be in lieu of, and not in addition to, the oversight and coordination fee provided in Section 9.03 of the Lease with respect to the Tenant Improvement Work performed pursuant to this Work Letter.

3.3.3 Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Cost Proposal, if any, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.

3.3.4 Contractor’s Warranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor pursuant to the Construction Contract (defined below) with respect to the Tenant Improvement Work, and Tenant hereby waives all claims against Landlord relating to or arising out of the construction of the Tenant Improvement Work (including, without limitation, latent defects); provided, however, Landlord hereby agrees to reasonably cooperate with Tenant, at no cost to Landlord, with the enforcement of any such warranties and/or guaranties. As used in this Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed. As used in this Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

4	COMPLETION.

Tenant acknowledges and agrees that the Tenant Improvement Work may be performed during Building Service Hours after the Reduction Effective Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Reduction Effective Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease. Notwithstanding any contrary provision of this Agreement, if, as a result of Tenant’s breach of this Section 4 or Section 2.6 above, the Tenant Improvement Work or any portion thereof is not completed by September 30, 2010, Landlord shall have no further obligation to perform or pay for such Tenant Improvement Work (provided that the foregoing shall not affect Tenant’s rights to otherwise apply the Allowance to the extent provided in Section 1.1 above).

5	MISCELLANEOUS.

5.1 Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under the Lease or this Agreement before the Tenant Improvement Work is completed or before the Allowance is completely disbursed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

5.2 Other. This Work Letter shall not apply to any space other than the Premises.

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EXHIBIT D

POTENTIAL OFFERING SPACES

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